Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP, Market Development (781) 419-1812

Repligen Reports Third Quarter Fiscal Year 2009 Financial Results

WALTHAM, MA – February 5, 2009 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2009, ended December 31, 2008. Total revenue for the quarter was $6,018,000 compared to $4,664,000 for the third quarter of fiscal year 2008. Total revenue was comprised of Protein A product revenue, and royalty and other revenue. Product revenue for the quarter was $3,294,000 and royalty and other revenue was $2,724,000, comprised primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia® (abatacept) and grant revenue from the Muscular Dystrophy Association.

Operating expenses for the third quarter of fiscal year 2009 were $6,556,000 compared to $5,663,000 for the same period in fiscal year 2008. This increase in operating expenses of $893,000 was primarily the result of increased spending associated with advancement of our Phase 3 clinical trial of RG1068 for pancreatic imaging, and initiation of our Phase 2b clinical trial of RG2417 for bipolar depression, as well as increased research and development expenses associated with our program to identify a clinical candidate for Friedreich’s ataxia. These increases in spending were partially offset by reductions in legal and other selling, general and administrative expenses.

The net income for the quarter was $18,000 or $0.00 per diluted share, compared to a net loss for the same quarter of fiscal year 2008 of $242,000 or $0.01 per diluted share. Cash, cash equivalents and marketable securities as of December 31, 2008 were $64,509,000 compared to $60,589,000 as of March 31, 2008.

“We are pleased to have advanced our pipeline and achieved strong revenue growth during a quarter marked by continued global financial turmoil,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial resources will allow us to continue to advance our clinical programs and aggressively pursue the acquisition of new product candidates for our pipeline in 2009.”

For the nine-month period ended December 31, 2008, total revenue was $24,768,000 compared to $15,996,000 for the same period in fiscal year 2008. Operating expenses for the nine-month period were $17,672,000, compared to $16,409,000, exclusive of the net gain of $40,170,000 from a litigation settlement, for the same period in fiscal year 2008. Net income for the nine-month period was $8,439,000 or $0.27 per diluted share compared to net income of $40,304,000 or $1.29 per diluted share in the same period in fiscal year 2008.

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently enrolling patients in a Phase 3 clinical trial of RG1068, synthetic human secretin, designed to assess the ability of RG1068 enhanced magnetic resonance imaging (MRI) to improve the detection of pancreatic duct abnormalities compared to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the diagnosis and treatment of diseases such as acute and chronic pancreatitis. This study is being conducted at approximately 25 clinical sites within the U.S. and Canada and will enroll approximately 250 patients. The FDA has granted this program Fast Track Designation, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are more than 300,000 procedures conducted in the U.S. and Europe each year that may benefit from enhancement with RG1068.

RG2417 for Bipolar Disorder

We are currently enrolling a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. This study is designed to assess the safety and efficacy of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). This study is based on the positive results of a Phase 2a study in which 83 patients received either RG2417 or a placebo twice a day for six weeks. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the MADRS (p=0.01) and the CGI-BP-C (p=0.04).

RG2833 for Friedreich’s Ataxia and Huntington’s Disease

We are currently developing inhibitors of histone deacetylases (HDACs) which may have utility in treating progressive, inherited neurodegenerative diseases such as Friedreich’s ataxia and Huntington’s disease. We have identified several potential clinical candidates and are further characterizing these leads in animal models for their pharmacologic, toxicologic and pharmacodynamic profiles.

Stock Repurchase Program

In June 2008, Repligen announced that its Board of Directors authorized the repurchase of up to 1.25 million shares of its common stock. As of December 31, 2008, the Company has repurchased approximately 493,000 shares for an aggregate cost of approximately $2.0 million.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, February 5th at 10:00 a.m. EST, to review financial results. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 383-8008 for domestic calls and (617) 597-5341 for international calls. Participants must provide the following passcode: 88957320.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Revenue:
Product revenue	$3,293,615	$4,562,975	$11,971,261	$15,450,799
Royalty and other revenue	2,723,983	101,390	12,796,505	544,705

Total revenue	6,017,598	4,664,365	24,767,766	15,995,504

Operating expenses:
Cost of product revenue	1,286,658	1,730,464	4,343,703	4,857,191
Cost of royalty and other revenue	285,941	—	821,552	—
Research and development	3,579,229	1,591,796	8,126,774	4,883,116
Selling, general and administrative	1,403,881	2,341,108	4,380,219	6,669,038
Net gain from litigation settlement	—	—	—	(40,170,000)

Total operating expenses	6,555,709	5,663,368	17,672,248	(23,760,655)

Income (loss) from operations	(538,111)	(999,003)	7,095,518	39,756,159
Investment income	473,069	759,511	1,520,890	1,382,778
Interest expense	(1,266)	(2,451)	(2,287)	(7,353)

Income (loss) before income taxes	(66,308)	(241,943)	8,614,121	41,131,584
Income tax (benefit) provision	(84,690)	—	174,855	827,471

Net income (loss)	$18,382	$(241,943)	$8,439,266	$40,304,113

Earnings (loss) per share:
Basic	$—	$(0.01)	$0.27	$1.31

Diluted	$—	$(0.01)	$0.27	$1.29

Weighted average shares outstanding:
Basic	30,809,445	30,953,608	31,043,093	30,763,049

Diluted	31,024,685	30,953,608	31,395,551	31,238,013

	December 31, 2008	March 31, 2008
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$64,509,469	$60,589,054
Working capital	49,774,132	49,831,376
Total assets	75,276,660	68,839,707
Long-term obligations	86,958	143,043
Accumulated deficit	(111,164,023)	(120,576,820)
Stockholders’ equity	71,434,506	64,106,854

* does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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